Exhibit 2.1

                                LETTER OF INTENT

                                                                   July 15, 2005

Ladies and Gentlemen:

      This binding Letter of Intent ("LOI") sets forth the basic terms and conditions under which Superclick, Inc., a Washington state corporation
("BUYER") will enter into a definitive agreement (the "Definitive Agreement") with HotelNet, a Georgia Limited Liability Company ("SELLER") for the acquisition of the SELLER by the BUYER (the "Transaction"). It is anticipated that the consummation of the Transaction will occur on or about August 19, 2005, or on such other date to which the parties may agree ("Closing"). This binding LOI is subject to the terms and conditions outlined herein, including, but not limited to the satisfactory completion of due diligence by both parties and the preparation, execution and performance of the Definitive Agreement containing such terms, conditions, covenants, representations and warranties as are reasonable and customary in similar transactions. In this LOI, BUYER and SELLER are sometimes referred to as the "Parties."

      Based on the information currently known, it is proposed that the Definitive Agreement include terms and conditions to be negotiated based on the following:

      1.    TRANSACTION CONSIDERATION AND TERMS

At Closing SELLER shall:

      (i) Receive consideration of four hundred and fifty thousand dollars (US$450,000) in cash to pay for SELLER's investments/loans/expenses and legal fees plus three million two hundred and fifty thousand (3,250,000) shares of the BUYER's common stock ("STOCK") (in addition to the 1,500,000 shares to be issued under paragraph 2 below) which shall carry all the same rights and provisions of BUYER's currently issued common stock. The STOCK shall be restricted and not be entitled to any registration rights;

      (ii) Receive a note payable (secured by collateral to be defined in the definitive purchase agreement) for an additional sum of three hundred and fifty thousand (US$350,000) in cash to pay for SELLER's back pay over two years and accrued salaries to be paid to SELLER in a manner and timing to be determined and mutually agreed upon between BUYER and SELLER, but not less than 120 days from Closing;

      (iii) Contingent upon a net zero balance, or a positive balance of the SELLER's Accounts Payables to Accounts Receivables as of the closing date, SELLER will receive a note payable for an additional sum of two-hundred thousand (US$200,000) in cash, to pay for SELLER's back pay over three years and accrued salaries payable not less than 240 days from closing. Any negative balance of the SELLER's Accounts Payables to Accounts Receivables will be deducted from the $200,000 note up to a maximum of the entire value of the $200,000 note.

      (iv) Appoint two members - Chirag Patel and Dipan Patel to the BUYER's Board of Directors.

      (v)   Comply  with  BUYER's   request  for  all  requisite  due  diligence
            documentation.

At Closing BUYER shall:

      (i) Receive one-hundred percent (100%) of the total outstanding shares of SELLER's (and/or its subsidiaries and affiliates) common shares ("Units"); BUYER is entitled to receive ALL assets and shall assume ALL liabilities of SELLER. BUYER shall accommodate SELLER's reasonable requests concerning the structure of the Transaction to allow SELLER and its members to minimize their tax burden from the Transaction. (ii) Receive five-percent (5%) of the total outstanding membership interest of Just Jack LLC ; an option to purchase up to 45% of Just Jack LLC rights to participate in all rounds of financing (iii) Retain rights to use "Just Jack LLC" on any and all installations where the BUYER's SIMS product is installed. (vi) Comply with BUYER's request for all requisite due diligence documentation.

      2.    ADDITIONAL CONSIDERATION

      (i) Binder Stock. At the execution of this LOI, BUYER shall issue to SELLER, or as SELLER may direct, one-million five hundred thousand shares (1,500,000) of the BUYER's common stock ("BINDER STOCK"). The BINDER STOCK shall be issued without registration under applicable securities laws and shall not be entitled to any registration rights. The BINDER STOCK shall carry all the same rights and provisions of BUYER's currently issued common stock, although SELLER may be required to return the BINDER STOCK to BUYER under paragraph 9 below.

      (ii) Performance and Bonus Structure. The BUYER's intention to acquire SELLER is based in large part on the BUYER's expectation of future performance by the SELLER both in terms of revenues and addition of rooms to the BUYER's existing inventory, as well as those rooms of the SELLER's which are being purchased in the TRANSACTION. At the execution of this LOI, BUYER will provide SELLER with (a) a pro forma which includes BUYER's projected performance ("PROJECTIONS") of the SELLER within the first year from the CLOSING of the TRANSACTION and (b) a bonus schedule to Chirag Patel and Dipan Patel which is based on their exceeding the BUYER's expectations as defined in the PROJECTIONS.

      (iii) Termination Fees. It is the BUYER's intention to transfer SELLER's customer support business which is currently outsourced to a third party ("CUSTOMER SUPPORT") to BUYER's in-house operations in Montreal, Canada on an expedited basis. If SELLER incurs any early termination fees from the third party to whom it currently outsources the CUSTOMER SUPPORT, ("TERMINATION FEES") then BUYER will pay for TERMINATION FEES up to Twenty-Two Thousand ($22,000.00) dollars.

      (iv) Employment Contracts. Folllowing consummation of the CLOSING, BUYER will offer employment contracts to Vimal Patel, Anil Patel and Chirag Patel in particular, as well as other individuals currently under the employment of the SELLER, as it deems to be strategically valuable.

i.          ACCESS

      During the period from the date this letter is signed by both parties until the date on which either Party provides the other Party with written notice that negotiations toward a Definitive Agreement are terminated, SELLER and BUYER will afford each other full and free access to SELLER and BUYER, their personnel, properties, contracts, books and records, and all other documents and data during reasonable business hours upon at least 24 hours prior notice; provided, however, neither SELLER nor BUYER shall contact one another's employees, customers or vendors without SELLER's express prior written consent.

      4.    MUTUAL CONFIDENTIALITY AND NON-SOLICITATION

      The Parties have entered into a Confidentiality Agreement which shall remain in effect after the execution and delivery of this Letter of Intent.

      BUYER agrees not to solicit employees of SELLER at any time during BUYER'S review and for a period of 24 months thereafter.

      5.    DISCLOSURE

      Except as to the extent required by law, without the prior written consent of the other Party, no Party will, and each will direct its representatives not to make, directly or indirectly any public comment, statement or communication with respect a possible transaction between the Parties.

      6.    COSTS

            BUYER and SELLER will each be responsible for and bear all of their own costs and expenses incurred at any time in connection with pursuing or consummating the contemplated Transaction.

      7.    COMPLETION OF TRANSACTION

            Each Party will act in good faith to finalize negotiations of the terms of the Transaction; complete its diligence review; execute a Definitive Agreement containing such terms, conditions, covenants, representations and warranties as are reasonable and customary in similar transactions; and close the Transaction.

      8.    GOVERNING LAW

            This letter of intent will be governed by and construed under the laws of the State of California.

      9.    TERMINATION AND BREAK-UP FEE

      This LOI may be terminated upon written notice by either Party to the other Party unilaterally, for any reason or no reason, with or without reasonable cause, at any time; however, if SELLER terminates with or without reasonable cause it shall transfer the BINDER STOCK to BUYER, or as BUYER may direct. If BUYER terminates without reasonable cause, SELLER shall retain the

BINDER STOCK without any further restrictions other than applicable securities law restrictions. The termination of this LOI will not affect the liability of a Party for breach of any of provisions contained herein prior to the termination. Upon such a termination of the Parties will have no further obligations hereunder, except as stated in Paragraphs 3, 4, 6, 8 and 9 herein, which will survive any such termination.

      10.   COUNTERPARTS

            This letter may be executed in one or more counterparts, each of which will be deemed to be an original copy of this letter and all of which, when taken together, will be deemed to constitute one and the same.

      If you desire to proceed in accordance with this LOI, please sign and return one copy of this letter.

Very truly yours,

Superclick, Inc.


By:
   --------------------------------------------
   Todd M. Pitcher, Chairman and Interim CFO

Hotel Net, LLC


By:
   --------------------------------------------
   Chirag Patel, President and CEO